Date:	January 24, 2013

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FOURTH QUARTER 2012 EARNINGS

•	Q4 net income of $3.9 million and diluted EPS of $0.50
•	Net interest margin of 4.37% for Q4 2012
•	Nonperforming assets 0.90% of total assets
•	Average shareholders’ equity of $163 million is 12.60% of average assets

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced  fourth quarter 2012 net income available to common shareholders of $3,918,000 compared to $4,600,000 for the fourth quarter of 2011, a $682,000 or 14.8% decrease.  Diluted earnings per share were $0.50 for the 2012 quarter compared to $0.59 for the 2011 quarter. This quarterly net income produced for 2012 a return on average assets of 1.21%, a return on average equity of 9.59%, and a return on average tangible equity of 14.12%.

Net income available to common shareholders for 2012 was $16,006,000 compared to $11,468,000 for 2011, a $4,538,000 or 39.6% increase. Basic and diluted earnings per share were $2.04 for 2012 compared to $1.64 for the 2011.

Earnings for all of 2012 and for the second half of 2011 were favorably impacted by the July 2011 merger between American National and MidCarolina Financial Corporation (“MidCarolina”).

Financial Performance and Overview

         Jeffrey V. Haley, President and Chief Executive Officer, reported, “American National had a very successful 2012.

“Our balance sheet did not change much during the year. At December 31, 2012, American National had $788,705,000 in loans compared to $824,758,000 at December 31, 2011, a decrease of $36,053,000 or 4.4%. Loan volume in our Virginia market was basically unchanged. The decline in loans was the result of 18 months of a deliberate strategy to reduce the problem and criticized loan balances brought over from the MidCarolina merger. We believe this strategy has been successful; our nonperforming assets have declined to 0.9% from 1.46% over the past four quarters.  We also believe it is materially complete and we are anticipating loan growth, albeit single digit, in the upcoming year.

“At December 31, 2012, American National had $1,027,667,000 in deposits compared to $1,058,754,000 at December 31, 2011, a decrease of $31,087,000 or 2.9%. This is mostly the result of a planned strategy to reduce wholesale funding since the MidCarolina merger. We are continuously attempting to grow core deposits and their affiliated relationships, but the challenge in this ongoing low rate environment is to do that in a cost effective and competitive manner. Our cost of deposits for the fourth quarter is 0.75%, down from 0.88% for the 2011 quarter.

 “On the income statement side, our earnings for the fourth quarter were good,  $3,918,000.  This is down from $4,600,000 for the same quarter of 2011. Most of this decrease has been driven by the reduction of accretion income in addition to the declining yields in earning assets. Loans yielded 5.99% in the 2012 quarter, compared to 7.22% in the 2011 quarter. Investment yields declined also, earning 3.21% in the 2012 quarter, compared to 3.51% in the 2011 quarter. Our net interest margin was 4.37% for the 2012 quarter compared to 5.27% for the 2011 quarter.

“Our earnings for 2012 were very good, $16,006.000. This is up from $11,468,000 for 2011. A large portion of our earnings were driven by the July 2011 merger with MidCarolina. Approximately $1,910,000 of pretax income for the fourth quarter of 2012 and $7,555,000 for the year was directly related to various ongoing MidCarolina merger related, fair value adjustments, the vast majority of which results from the loan portfolio purchase discount. This fiscal impact was larger than we expected because during 2012 our credit improvement efforts resulted in favorable resolutions, in the form of payoffs, of several major problem loans that accounted for $2,300,000 or 30% of the $7,555,000 merger accounting impact for the year.

"What we want our investors to understand is that the favorable earnings impact of the merger and the related fair value accounting is decreasing rapidly quarter to quarter. This is normal in the context of current rules for merger accounting.

“Looking forward, while we wait to find the right strategic opportunity for the bank, we are constantly looking for ways to improve non-interest income and control non-interest expense. We have seen some positive results this year with mortgage banking and trust. We have moved to an outsourced technology model, which we expect will generate cost savings and improve risk management. We are reducing personnel and related expense through attrition and retirements."

Haley concluded, “The current operating environment for community banking is challenging in all areas: economic, regulatory, technological, and operational. But, nevertheless, in this situation there are and will continue to be opportunities for banks with strong capital, superior asset quality and a culture of imagination. We are continuing our quest for high quality organic growth and, at the same time, preparing American National for appropriate strategic acquisition opportunities that may arise.”

Capital

                American National’s capital ratios remain strong and exceed all regulatory requirements.

        For the quarter ended December 31, 2012, average shareholders’ equity was 12.60% of average assets.

        Book value per common share was $20.80 at December 31, 2012, compared to $19.58 at December 31, 2011.

Tangible book value per common share was $15.23 at December 31, 2012, compared to $13.75 at December 31, 2011.

Credit Quality Measurements

Non-performing assets ($5,316,000 of non-performing loans and $6,193,000 of foreclosed real estate) represented 0.90% of total assets at December 31, 2012, compared to 1.46% at December 31, 2011.

Annualized net charge offs to average loans were 11 basis points (0.11%) for the 2012 fourth quarter, compared to 26 basis points (0.26%) for the same quarter in 2011.

The allowance for loan losses as a percentage of total loans was 1.54% at December 31, 2012 compared to 1.28% at December 31, 2011.

Net Interest Income

                Net interest income before provision for loan losses decreased to $12,177,000 in the fourth quarter of 2012 from $14,860,000 in fourth quarter of 2011, a decrease of $2,683,000 or 18.06%.

                For the 2012 quarter, the net interest margin was 4.37% compared to 5.27% for the same quarter in 2011, a decrease of 90 basis points (0.90%).  This decline was driven by falling yields on earning assets, impacted by rates and lower levels of accretion income, and only partially mitigated by reduced costs of interest bearing liabilities.

Noninterest Income

                Noninterest income totaled $2,686,000 in the fourth quarter of 2012, compared with $2,587,000 in the fourth quarter of 2011, an increase of $99,000 or 3.8%. This increase was primarily the result of increased mortgage banking and trust income.

Noninterest Expense

                Noninterest expense totaled $9,003,000 in the fourth quarter of 2012, compared to $8,629,000 in the fourth quarter of 2011, an increase of $374,000 or 4.3%.   Most of this increase was related to personnel and benefits costs and the resolution of various other real estate owned properties.

About American National

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $541 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.